Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

March 12, 2013

Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824

Re:	Registration of Securities of Hancock Fabrics, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Post-Effective Amendment No. 4 to Amendment No. 2 to Form S-1 on Form S-3 to be filed by you with the Securities and Exchange Commission (“SEC”) on or about March 12, 2013 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,100,400 shares of your common stock, $0.01 par value per share (the “Warrant Shares,” and, together with the Purchase Rights (as defined below), the “Securities”), issuable upon exercise of outstanding warrants (the “Warrants”). The Warrant Shares are accompanied by a common stock purchase right (the “Rights”) pursuant to the Amended and Restated Rights Agreement, between Hancock Fabrics, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Rights Agent”), as amended and restated through March 20, 2006; as amended by Amendment No. 2 to the Amended and Restated Rights Agreement, dated March 20, 2006, between the Company and the Rights Agent; and as amended by Amendment to Amended and Restated Rights Agreement, dated November 13, 2009, between the Company and the Rights Agent (the “Rights Agreement”). We understand that Warrants Shares are being offered directly the Company, without an underwriter, and the holders of the Warrants may purchase the Warrant Shares directly from the Company, by exercising their outstanding Warrants.

We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)
The Warrant Shares and the accompanying Rights have been duly authorized by all necessary corporate action on your part and, upon payment for, and delivery of, the Warrant Shares in accordance with the Warrants if issued upon exercise on the date hereof in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

(2)
The Rights will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and under Delaware law, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.  We have assumed that the Company’s board members have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights in their entirety.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

O’MELVENY & MYERS LLP